Exhibit 23.7

CONSENT OF ANDREW BROWN

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “Fekola Complex, Mali, NI 43-101 Technical Report” dated December 31, 2023, (ii) mineral resource estimates for the Fekola Mine and Fekola Regional, (iii) the report titled “National Instrument (NI) 43-101 Technical Report for the Goose Project and Back River District, Nunavut, Canada” dated effective December 31, 2024, (iv) mineral resource estimate for the Goose Claims Group and George Claims Group (v) mineral resource estimate for the Otjikoto Mine, (vi) scientific and technical information regarding exploration matters contained in the Annual Information Form, and (vii) scientific and technical information regarding exploration matters contained in the Management’s Discussion and Analysis, and to the references, as applicable, to the undersigned's name as an expert or qualified person included in or incorporated by reference into this registration statement on Form S-8 of B2Gold Corp.

/s/ Andrew Brown
Andrew Brown, P. Geo

August 5, 2026